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AMERICAN ECOLOGY ANNOUNCES TERMINATION OF STOCKHOLDER RIGHTS PLAN, NAMES NEW
DIRECTOR

(HOUSTON) March 30, 1995--American Ecology Corporation, a hazardous waste disposal and services company, today announced that its Board of Directors voted to terminate the Company's Stockholder Rights Plan and to redeem all of the Plan's Common Stock Purchase Rights. The termination of the Plan was effective on March 29, 1995. The Rights will be redeemed for $.01 per Right, payable on April 15, 1995, to stockholders of record at the close of business on April 10, 1995.

  Separately, the Board elected Jack J. Agresti to the Board of Directors, increasing the size of the board to nine members. Agresti is President and Chief Executive Officer of Guy F. Atkinson Company, a nationally recognized firm involved with civil, industrial and building construction.

  American Ecology operates a chemical waste disposal facility in Nevada and two in Texas. The Company also operates a low-level radioactive waste (LLRW) disposal facility in Washington, has received a license approval for a similar facility in California, has a license application pending for a LLRW disposal facility in Nebraska, and operates a LLRW processing facility in Tennessee. Services provided by the Company include waste packaging, transportation, consulting, pretreatment, disposal, fuels blending, recycling, and clean-up services. The Company's common stock trades on the Nasdaq Stock Market under the symbol ECOL.